UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Rule 14a-101)

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

VITAL SIGNS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. SETS SPECIAL MEETING DATE FOR APPROVAL OF
AGREEMENT AND PLAN OF MERGER

TOTOWA, N.J., September 24, 2008 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced that it will hold a special meeting of its shareholders on Wednesday, October 29, 2008, at 10:00 A.M. local time, at the offices of its counsel, Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey. The purpose of the special meeting is for Vital Signs, Inc. shareholders to consider and vote on the proposal to approve the previously disclosed Agreement and Plan of Merger, dated as of July 23, 2008, by and among General Electric Company, Tonic Acquisition Corp and Vital Signs, Inc. Shareholders of record as of the close of business on September 15, 2008 are entitled to receive notice of and vote at the special meeting.

ABOUT VITAL SIGNS, INC.

Vital Signs, Inc. and its subsidiaries design, manufacture, and market primarily single-patient-use medical products for the anesthesia and respiratory/critical care markets. Vital Signs also provides devices and services for the diagnosis and treatment of obstructive sleep apnea. Vital Signs is ISO 13485 certified and has CE Mark approval for its products. In 2007, Forbes Magazine named Vital Signs, Inc. as one of the "200 Best Small Companies in America" based on financial criteria.

ABOUT GE HEALTHCARE

GE Healthcare provides transformational medical technologies and services that are shaping a new age of patient care. GE Healthcare’s expertise in medical imaging and information technologies, medical diagnostics, patient monitoring systems, performance improvement, drug discovery, and biopharmaceutical manufacturing technologies is helping clinicians around the world re-imagine new ways to predict, diagnose, inform, treat and monitor disease, so patients can live their lives to the fullest.

GE Healthcare's broad range of products and services enable healthcare providers to better diagnose and treat cancer, heart disease, neurological diseases and other conditions earlier. GE Healthcare’s vision for the future is to enable a new "early health" model of care focused on earlier diagnosis, pre-symptomatic disease detection and disease prevention. Headquartered in the United Kingdom, GE Healthcare is a $17 billion unit of General Electric Company (NYSE: GE). Worldwide, GE Healthcare employs more than 46,000 people committed to serving healthcare professionals and their patients in more than 100 countries. For more information about GE Healthcare, visit GE Healthcare's website at www.gehealthcare.com.

FORWARD LOOKING STATEMENTS

Any non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. The potential risks and uncertainties include, among others, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the failure to receive required regulatory approvals, general economic conditions, industry specific conditions and the possibility that Vital Signs may be adversely affected by other economic, business, and/or competitive factors, as well as other risks and uncertainties disclosed in Vital Signs' 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Vital Signs will file a definitive proxy statement and other relevant materials with the Securities and Exchange Commission (the "SEC"). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. Investors and shareholders may obtain a free copy of the definitive proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. Vital Signs' shareholders and other interested parties will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents (when available) by directing a request by mail to the company at 20 Campus Road, Totowa, New Jersey, 07512 or by telephone to 973-790-1330. Vital Signs and its directors and officers may be deemed to be participants in the solicitation of proxies from Vital Signs' shareholders with respect to the merger. Information about Vital Signs' directors and officers and their ownership of Vital Signs common stock is set forth in the Vital Signs proxy statements and Annual Reports on Form 10-K previously filed with the SEC, and will be set forth in the definitive proxy statement relating to the proposed merger when it becomes available.

SOURCE: Vital Signs, Inc.

CONTACT:
Peter Casey
The Altman Group
866-530-8631
pcasey@altmangroup.com